EXHIBIT 3

                              OPINION OF COUNSEL




Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549

March 21, 2001

Re:  Conectiv
     SEC File No. 70-________

Ladies and Gentlemen:

In connection with the transactions proposed and described in the Declaration on Form U-1 filed with this Commission by Conectiv for the purpose of obtaining approval to solicit the proxies of the holders of its common stock and Class A common stock, to which this opinion is an exhibit, I wish to advise you as follows:

I am of the opinion that Conectiv is a corporation validly organized and duly existing under the laws of Delaware, the state in which it was incorporated.

I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration:

     (a) all state laws applicable to the proposed transactions will have been complied with; and

     (b) consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Conectiv or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Application or Declaration, as amended.

                               Very truly yours,

                               /s/  Peter F. Clark, Esq.
                               Vice President, Secretary and
                               General Counsel